SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

             Under the Securities Exchange Act of 1934(AMENDMENT NO. 1)

                            WESTMORELAND COAL COMPANY
                                (NAME OF ISSUER)

                                DEPOSITORY SHARES
                         (TITLE OF CLASS OF SECURITIES)

                                    960878304
                                 (CUSIP NUMBER)

                            FRANK T. VICINO, JR.
          3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308; 954-422-5710

 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
                                 COMMUNICATIONS)

                                  MAY 14, 2007

             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13D-1(E), 13D-1(F) OR 13D-1(G), CHECK THE FOLLOWING BOX / /.

NOTE: SCHEDULES FILED IN PAPER FORMAT SHALL INCLUDE A SIGNED ORIGINAL AND FIVE COPIES OF THE SCHEDULE, INCLUDING ALL EXHIBITS. SEE RULE 13D-7 FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                                  SCHEDULE 13D

                               CUSIP NO 960878304
--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) ALLEN A. BLASE
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A (A) /X/ MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (B) / /
--------------------------------------------------------------------------------
(3) SEC USE ONLY
--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) PF,OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               750
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                            0
                        --------------------------------------------------------
                           (9) SOLE DISPOSITIVE POWER

                             750
                       ---------------------------------------------------------
                          (10) SHARED DISPOSITIVE POWER

                             138,025
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      138,775
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                 /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 21.7%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, OO
--------------------------------------------------------------------------------

CUSIP  NO 960878304
                               CUSIP NO 960878304
--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) VICINO FAMILY HOLDINGS, INC.
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A (A) /X/ MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (B) / /
--------------------------------------------------------------------------------
(3) SEC USE ONLY
--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                  / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION FLORIDA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH       0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                             38,850
                       ---------------------------------------------------------
       (9)                    SOLE DISPOSITIVE POWER 0
                       ---------------------------------------------------------
                          (10) SHARED DISPOSITIVE POWER
                            38,850
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      38,850
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.1%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO
--------------------------------------------------------------------------------

                               CUSIP NO 960878304
--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) VICINO FAMILY LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A (A) /X/ MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (B) / /
--------------------------------------------------------------------------------
(3) SEC USE ONLY
--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION FLORIDA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              36,650
                       ---------------------------------------------------------
       (9)                     SOLE DISPOSITIVE POWER 0
                        --------------------------------------------------------
                          (10) SHARED DISPOSITIVE POWER
                              36,650
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      36,650
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                 /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.7%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
--------------------------------------------------------------------------------

                               CUSIP NO 960878304
--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A (A) /X/ MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (B) / /
--------------------------------------------------------------------------------
(3) SEC USE ONLY
--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH        0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              2,100
                       ---------------------------------------------------------
       (9)                    SOLE DISPOSITIVE POWER 0
                       ---------------------------------------------------------
                          (10) SHARED DISPOSITIVE POWER
                       2,100
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,100
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                 /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
--------------------------------------------------------------------------------

                               CUSIP NO 960878304
--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) FRANK VICINO SR
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A (A) /X/ MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (B) / /
--------------------------------------------------------------------------------
(3) SEC USE ONLY
--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) PF
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH        19,950
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              400
                       ---------------------------------------------------------
       (9) SOLE DISPOSITIVE POWER 0
                       ---------------------------------------------------------
                          (10) SHARED DISPOSITIVE POWER
       20,350
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      20,350
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                 /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.2%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN
--------------------------------------------------------------------------------

                         CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) FRANK VICINO SR REVOCABLE TRUST
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A (A) /X/ MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (B) / /
--------------------------------------------------------------------------------
(3) SEC USE ONLY
--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              400
                       ---------------------------------------------------------
                           (9) SOLE DISPOSITIVE POWER
                              0
                       ---------------------------------------------------------
                          (10) SHARED DISPOSITIVE POWER
                            400
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      400
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
--------------------------------------------------------------------------------

                          CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) DEBORAH
KLAMERUS
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A (A) /X/ MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (B) / /
--------------------------------------------------------------------------------
(3) SEC USE ONLY
--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) PF,OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH              6,950
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                             40,200
                       ---------------------------------------------------------
                           (9) SOLE DISPOSITIVE POWER
                              0
                       ---------------------------------------------------------
                          (10) SHARED DISPOSITIVE POWER
                             47,150
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      47,150
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.4%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, OO
--------------------------------------------------------------------------------

CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) DEBORAH KLAMERUS ttee U/A DTD 6/24/1998
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A (A) /X/ MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (B) / /
--------------------------------------------------------------------------------
(3) SEC USE ONLY
--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH              0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                             1,350
                       ---------------------------------------------------------
                           (9) SOLE DISPOSITIVE POWER
                             0
                       ---------------------------------------------------------
                          (10) SHARED DISPOSITIVE POWER
                            1,350
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,350
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
--------------------------------------------------------------------------------

CUSIP  NO 960878304
--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) FRANK T. VICINO JR.
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A (A) /X/ MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (B) / /
--------------------------------------------------------------------------------
(3) SEC USE ONLY
--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) PF,OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               39,700
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              47,625
                        --------------------------------------------------------
                           (9) SOLE DISPOSITIVE POWER
                              0
                       ---------------------------------------------------------
                          (10) SHARED DISPOSITIVE POWER
                             87,325
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      87,325
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.6%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, OO
--------------------------------------------------------------------------------

                               CUSIP NO 960878304
--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) DEBORAH DEE VICINO
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A (A) /X/ MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (B) / /
--------------------------------------------------------------------------------
(3) SEC USE ONLY
--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) PF
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION USA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               19,950
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              0
                       ---------------------------------------------------------
                           (9) SOLE DISPOSITIVE POWER
                              0
                       ---------------------------------------------------------
                          (10) SHARED DISPOSITIVE POWER
                              19,950
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      19,950
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.1%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN
--------------------------------------------------------------------------------

                               CUSIP NO 960878304
--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) F.T. VICINO JR ttee U/A DTD 9/26/1997
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A (A) /X/ MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (B) / /
--------------------------------------------------------------------------------
(3) SEC USE ONLY
--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION FLORIDA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              4,350
                       ---------------------------------------------------------
                           (9) SOLE DISPOSITIVE POWER
                             0
                       ---------------------------------------------------------
                          (10) SHARED DISPOSITIVE POWER
                         4,350
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      4,350
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
--------------------------------------------------------------------------------

                               CUSIP NO 960878304
--------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) F.T. VICINO ttee U/A DTD 9/26/1997
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A (A) /X/ MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (B) / /
--------------------------------------------------------------------------------
(3) SEC USE ONLY
--------------------------------------------------------------------------------
(4) SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
--------------------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                                   / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

--------------------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION FLORIDA
--------------------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH               0
REPORTING  PERSON      ---------------------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                              4,425
                       ---------------------------------------------------------
                           (9) SOLE DISPOSITIVE POWER
                              0
                       ---------------------------------------------------------
                          (10) SHARED DISPOSITIVE POWER
                         4,425
--------------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      4,425
--------------------------------------------------------------------------------
(12)  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)                  /
      EXCLUDES  CERTAIN  SHARES  (SEE  INSTRUCTIONS)
--------------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7%
--------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
--------------------------------------------------------------------------------

ITEM  1.     SECURITY  AND  ISSUER.

DEPOSITORY SHARES EACH REPRESENTING 1/4 OF A SHARE OF SERIES "A" CONVERTIBLE EXCHANGEABLE PREFERRED STOCK ITEM.

WESTMORELAND COAL COMPANY
2 NORTH CASCADE AVE, 114TH FLOOR
COLORADO SPRINGS, CO 80902

ITEM  2.     IDENTITY  AND  BACKGROUND.

a) ALLEN A. BLASE b) 1073 SW 119TH AVE, DAVIE, FL 33325
c) ACCOUNT MANAGER FOR THE VICINO GROUP WHICH IS COMPRISED OF: 1. VICINO FAMILY HOLDINGS, INC.
2. VICINO FAMILY LIMITED PARTNERSHIP 3. ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001 4. FRANK VICINO SR.
5. FRANK T. VICINO, JR. 6. DEBORAH KLAMERUS
7. F.T. VICINO JR. ttee U/A DTD 9/26/1997 8. F.T. VICINO ttee U/A DTD 9/26/1997
9. DEBORAH DEE VICINO
11.DEBORAH KLAMERUS ttee U/A/ DTD 6/24/1998
12. FRANK VICINO SR REVOCABLE TRUST
13. ALLEN A.BLASE
d) NO CRIMINAL CONVICTIONS IN THE LAST FIVE YEARS (EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES) e) DURING THE LAST FIVE YEARS, ALLEN A. BLASE HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a) DEBORAH DEE VICINO
b) 14 MINNETONKA RD, FORT LAUDERDALE, FL 33308 c) SUBSTITUTE TEACHER AT ST MARK'S SCHOOL
    1750 E Oakland Park Blvd
    Oakland Park, FL 33334
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES) e) DURING THE LAST FIVE YEARS, DEBORAH DEE VICINO HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a) FRANK T. VICINO, JR.
b) 3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308 c) PRESIDENT OF F.VICINO & CO, INC.
    F.VICINO & CO, INC.
    CONSTRUCTION BUSINESS
    15 NE 2ND AVE
    FORT LAUDERDALE, FL 33441

d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES) e) DURING THE LAST FIVE YEARS, FRANK T. VICINO, JR. HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a) F.T. VICINO, ttee U/A DTD 9/26/1997 b) 3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308
c) THIS TRUST WAS CREATED FOR THE BENEFIT OF FRANK T. VICINO JR.S' MINOR CHILD
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES) e) DURING THE LAST FIVE YEARS, F. T. VICINO ttee U/A DTD 9/26/1997 HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f) FLORIDA

a) F. T. VICINO JR., ttee U/A DTD 9/26/1997 b) 3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308
c) THIS TRUST WAS CREATED FOR THE BENEFIT OF FRANK T. VICINO JR.S' MINOR CHILD
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES) e) DURING THE LAST FIVE YEARS, F. T. VICINO JR. ttee U/A/ DTD 9/26/1997 HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS. f) FLORIDA

a) DEBORAH KLAMERUS
b) 15 NE 2ND AVE, DEERFIELD BEACH, FL 33441 c) SECRETARY FOR F.VICINO & CO, INC. F.VICINO & CO, INC.
   CONSTRUCTION BUSINESS
   15 NE 2ND AVE
   FORT LAUDERDALE, FL 33441
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES) e) DURING THE LAST FIVE YEARS, DEBORAH KLAMERUS HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA

a) DEBORAH KLAMERUS ttee U/A DTD 6/24/1998 b) 15 NE 2ND AVE, DEERFIELD BEACH, FL 33441
c) THIS TRUST WAS CREATED FOR THE BENEFIT OF DEBORAH KLAMERUS' MINOR CHILD d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES) e) DURING THE LAST FIVE YEARS, DEBORAH KLAMERUS ttee U/A DTD 6/24/1998 HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f) FLORIDA

a) FRANK VICINO SR.
b) 3100 N OCEAN BLVD #1507, FORT LAUDERDALE, FL 33308 c) RETIRED
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS (EXCLUDING TRAFFIC VIOLATIONS AND SIMILAR OFFENSES). e) DURING THE LAST FIVE YEARS, FRANK VICINO SR. HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f) USA

a) FRANK VICINO REVOCABLE TRUST
b) 3100 N OCEAN BLVD #1507, FORT LAUDERDALE, FL 33308 c) THIS TRUST WAS CREATED FOR THE BENEFIT OF ROSEMARY ANN VICINO. d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS (EXCLUDING TRAFFIC VIOLATIONS AND SIMILAR OFFENSES).
e) DURING THE LAST FIVE YEARS, FRANK VICINO SR REVOCABLE TRUST HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f)USA


a) ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001 b) 3100 N OCEAN BLVD #1507, FORT LAUDERDALE, FL 33308 c) THIS TRUST WAS CREATED FOR THE BENEFIT OF FRANK VICINO SR
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCEPT TRAFFIC VIOLATIONS AND SIMILAR OFFENSES) e) DURING THE LAST FIVE YEARS, ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001 U/A/ HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.
f) FLORIDA

a) VICINO FAMILY LIMITED PARTNERSHIP b) 3312 NE 40TH STREET, FORT LAUDERDALE, FL 33308
c) THE PRINCIPAL BUSINESS OF VICINO FAMILY LIMITED PARTNERSHIP IS TO SERVE AS A PRIVATE INVESTMENT LIMITED PARTNERSHIP. VICINO FAMILY HOLDINGS, INC.IS THE GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP THEREFORE, PLEASE REFER TO THE INFORMATION BELOW FOR VICINO FAMILY HOLDINGS, INC. IN SATISFACTION OF INSTRUCTION C.
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCLUDING TRAFFIC VIOLATIONS AND SIMILAR OFFENSES) e) DURING THE LAST FIVE YEARS, VICINO FAMILY LIMITED PARTNERSHIP HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.

a) VICINO FAMILY HOLDINGS, INC. b) 3312 NE 40TH STREET, FORT LAUDERDALE, FL
33308
c) THE PRINCIPAL BUSINESS OF VICINO HOLDINGS, INC. IS TO BE THE GENERAL PARTNER OF THE VICINO FAMILY LIMITED PARTNERSHIP AND TO MANAGE ITS AFFAIRS. VICINO FAMILY HOLDINGS, INC. IS OWNED 50/50 BY FRANK T. VICINO JR. AND DEBORAH KLAMERUS. PLEASE REFER TO THE INFORMATION PROVIDED ABOVE FOR FRANK T. VICINO JR. AND DEBORAH KLAMERUS TO SATISFY INSTRUCTION C.
d) NO CRIMINAL CONVICTION IN THE LAST FIVE YEARS(EXCLUDING TRAFFIC VIOLATIONS AND SIMILAR OFFENSES)

e) DURING THE LAST FIVE YEARS, VICINO FAMILY HOLDINGS, INC. HAS NOT BEEN A PARTY TO A CIVIL PROCEEDINGS OF A JUDICIAL OR ADMINISTRATIVE BODY OF COMPETENT JURISDICTION AND, AS A RESULT OF SUCH PROCEEDING, WAS, OR IS SUBJECT TO, A JUDGMENT, DECREE OR FINAL ORDER ENJOINING FUTURE VIOLATIONS OF, OR PROHIBITING OR MANDATING ACTIVITIES SUBJECT TO, FEDERAL OR STATE SECURITIES LAWS OR FINDING ANY VIOLATION WITH RESPECT TO SUCH LAWS.

ITEM  3.     SOURCE  AND  AMOUNT  OF  FUNDS  OR  OTHER  CONSIDERATION.

FOR THE PURPOSE OF PURCHASING HIS PERSONAL SHARES, ALLEN A. BLASE USES PERSONAL FUNDS. IN MANAGING THE OTHER LISTED REPORTING PERSONS' ACCOUNTS, ALLEN A. BLASE USES SUCH REPORTING PERSONS' FUNDS IN PURCHASING THE SUBJECT SECURITIES AND IF ANY PART OF THE PURCHASE PRICE IS OR WILL BE REPRESENTED BY FUNDS OR OTHER CONSIDERATION BORROWED OR OTHERWISE OBTAINED FOR THE PURPOSE OF ACQUIRING, HOLDING, TRADING OR VOTING THE SECURITIES, A DESCRIPTION OF THE TRANSACTION AND THE NAMES OF THE PARTIES THERETO. THE SECURITIES WERE HELD IN MARGIN ACCOUNTS AT SMITH BARNEY ETC. AND DIFFERENT AMOUNT BORROWED FROM TIME TO TIME DEPENDING ON THE RATION OF EQUITY TO DEBT IN THE ACCOUNT IF THE SECURITIES WERE ACQUIRED OTHER THAN BY PURCHASE, DESCRIBE THE METHOD OF ACQUISITION.

ITEM  4.     PURPOSE  OF  TRANSACTION.
THE PURPOSE OF THE TRANSACTIONS IS THE ACCUMULATION OF WESTMORELAND COAL PREFERRED SHARES WITH THE EXPECTATION OF HIGH RETURN AND FOR INVESTMENT PURPOSES ONLY. THE REPORTING PERSONS HAVE NO PLANS OR PROPOSALS RELATING TO ANY OF THE ITEMS LISTED IN a THOUGH j.

ITEM  5.     INTEREST  IN  SECURITIES  OF  THE  ISSUER.

   1. ALLEN A. BLASE
        a.    THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 138,775.
              PERCENTAGE: 21.7%. THE PERCENTAGE USED HEREIN AND IN THE REST OF
              ITEM 5 ARE CALCULATED BASED UPON 640,520 1/4 PREFERRED SHARES OF THE COMPANY ISSUED AND OUTSTANDING AS OF MARCH 31, 2007, AS DISCLOSED IN THE COMPANY'S QUATERLY REPORT ON FORM 10Q FILED WITH THE SEC.

        b. SOLE POWER TO VOTE OR DIRECT VOTE: 750 SHARED POWER TO VOTE OR DIRECT VOTE: 0 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION:
              750
              SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 138,025. ALLEN
              A.  BLASE HAS THE SHARED POWER TO DISPOSE OF:
              1.  2,200 SHARES OWNED BY THE VICINO FAMILY HOLDINGS, INC.;
              2.  36,650 SHARES OWNED BY THE VICINO FAMILY LIMITED PARTNERSHIP;
              3. 2,100 SHARES OWNED BY ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001;
              4. 19,950 SHARES OWNED BY FRANK VICINO SR.; 5. 400 SHARES OWNED BY FRANK VICINO SR REVOCABLE TRUST; 6. 6,950 SHARES OWNED BY DEBORAH KLAMERUS; 7. 1,350 SHARES OWNED BY DEBORAH KLAMERUS ttee U/A DTD 6/24/1998; 8. 4,350 SHARES OWNED BY F. T. VICINO JR ttee U/A DTD 9/26/1997; 9. 4,425 SHARES OWNED BY F. T. VICINO ttee U/A DTD 9/26/1997; 10. 39,700 SHARES OWNED BY FRANK T. VICINO JR. AND 11. 19,950 SHARES OWNED BY DEBORAH DEE VICINO.

        c. ALL SHARES WERE PURCHASED THROUGH BROKER-DEALERS ON THE OPEN MARKET

PERSONS NAMED IN PARAGRAPH (a)            DATE OF TRANSACTION  HOW TRANSACTION WAS EFFECTED  AMOUNT OF SECURITIES  PRICE PER SHARE
FRANK T VICINO JR                                05/11/07             BOT                       1000                 $   50.0000
 DEBORA DEE VICINO                               05/11/07             BOT                       1000                 $   50.0000
FRANK T VICINO JR TTE U/A DTD 09/26/1997         05/11/07             BOT                        500                 $   50.0000
FRANK T VICINO TTE U/A DTD 09/26/1997            05/11/07             BOT                        500                 $   50.0000
FRANK T VICINO JR                                05/11/07             BOT                        500                 $   50.0000
MS DEBORA DEE VICINO                             05/11/07             BOT                        500                 $   50.0000
FRANK T VICINO SR                                05/14/07            ACAT         To                     400
                                                                                 FRANK
                                                                                 VICINO
                                                                                   SR
                                                                                 REVOC
                                                                                  ABLE
                                                                                 TRUST
FRANK T VICINO REVOCABLE TRUST                   05/14/07            ACAT        From            400
                                                                                 FRANK
                                                                                 VICINO
                                                                                   SR
FRANK T VICINO JR                                05/14/07             BOT                       2500                 $   50.0000

        d. - VICINO FAMILY HOLDINGS, INC. AS THE GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP, HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES OF VICINO FAMILY LIMITED PARTNERSHIP,. - FRANK T. VICINO JR. AND DEBORAH KLAMERUS ARE THE OWNERS AND
                 OFFICERS OF VICINO FAMILY HOLDINGS, INC. AND IN THAT CAPACITY HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES.
              - ROSEMARY ANN VICINO HAS THE HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE ROSEMARY ANN VICINO REVOCABLE TRUST DATED 12/28/2001.
              - DEBORAH KLAMERUS HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE DEBORAH KLAMERUS ttee U/A DTD
                 6/24/1998 TRUST.
              - FRANK T. VICINO JR. HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE F.T. VICINO JR. ttee U/A DTD 9/26/1997
              - FRANK T. VICINO JR. HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE F.T. VICINO ttee U/A DTD 9/26/1997.
              - OTHER THAN IN HER PERSONAL SHARES, VICINO FAMILY HOLDINGS, INC. VICINO FAMILY LIMITED PARTNERSHIP AND FRANK T. VICINO JR.
                 SHARE THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY DEBORAH KLAMERUS.
              -  OTHER THAN IN HIS PERSONAL SHARES, VICINO FAMILY HOLDINGS,
                 INC. VICINO FAMILY LIMITED PARTNERSHIP, DEBORAH KLAMERUS, F.T. VICINO ttee U/A DTD 9/26/1997 AND F.T. VICINO JR ttee U/A DTD 9/26/1997 HAVE THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY DEBORAH KLAMERUS.

        e. N/A.

2. VICINO FAMILY HOLDINGS, INC.
    a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 38,850.
        PERCENTAGE: 6.1%.

    b.  SOLE POWER TO VOTE OR DIRECT VOTE: 0 SHARED POWER TO VOTE OR DIRECT
        VOTE: 38,850 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
        SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 38,850. VICINO FAMILY HOLDINGS, INC. HAS THE POWER TO DISPOSE OF:

           1. 36,650 SHARES OWNED BY VICINO FAMILY LIMITED PARTNERS.

c. N/A

b. VICINO FAMILY HOLDINGS, INC. AS THE GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP, HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES. FRANK T. VICINO JR. AND DEBORAH KLAMERUS ARE THE OWNERS AND OFFICERS OF VICINO FAMILY HOLDINGS, INC. AND IN THAT CAPACITY DIRECTS ITS OPERATIONS.THE VICINO FAMILY LIMITED PARTNERSHIP CAN ALSO DIRECT THE RECEIPT OF DIVIDENDS AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF THE ABOVE SHARES TO THE EXTENT OF ITS OWN SHARES.

d.  N/A.

3.  VICINO FAMILY LIMITED PARTNERSHIP
a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 36,650. PERCENTAGE:
    5.7%.

b.  SOLE POWER TO VOTE OR DIRECT VOTE: 0 SHARED POWER TO VOTE OR DIRECT VOTE:
    36,650 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
    SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 36,650.

c.  N/A

d. VICINO FAMILY HOLDINGS, INC., THE GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP, HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY VICINO FAMILY LIMITED PARTNERSHIP. FRANK T. VICINO JR. AND DEBORAH KLAMERUS ARE THE OWNERS AND OFFICERS OF VICINO FAMILY HOLDINGS AND IN THAT CAPACITY DIRECTS ITS OPERATIONS.

e.  N/A.

4.  ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001
a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 2,100. PERCENTAGE:
    0.3%.

b.  SOLE POWER TO VOTE OR DIRECT VOTE: 0 SHARED POWER TO VOTE OR DIRECT VOTE:
    2,100 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
    SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 2,100.

c.  N/A.

d. ROSEMARY ANN VICINO HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE ROSEMARY ANN VICINO REVOCABLE TRUST DTD 12/28/2001.

e.  N/A.

5.  FRANK VICINO SR.
a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 20,350. PERCENTAGE:
    3.2%.

b.  SOLE POWER TO VOTE OR DIRECT VOTE: 19,950 SHARED POWER TO VOTE OR DIRECT
    VOTE: 400 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0 SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 20,350. FRANK VICINO SR HAS THE POWER TO DISPOSE OF: 1. 400 SHARES OWNED BY THE FRANK VICINO SR REVOCABLE TRUST.

c.    SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

d.    N/A

e.    N/A.

6.    FRANK VICINO SR REVOCABLE TRUST
a.    THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 400. PERCENTAGE:
      0.1%.

b.    SOLE POWER TO VOTE OR DIRECT VOTE: 0 a. SHARED POWER TO VOTE OR DIRECT
      VOTE: 400 b. SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0 c. SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 400

c.    SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

    FRANK VICINO SR HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE FRANK VICINO SR REVOCABLE TRUST.

d.  N/A.

7.  DEBORAH KLAMERUS
a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 47,150 PERCENTAGE:
    7.4%.

b.  SOLE POWER TO VOTE OR DIRECT VOTE: 6,950 SHARED POWER TO VOTE OR DIRECT
    VOTE: 40,200 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
    SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 47,150. DEBORAH KLAMERUS HAS THE POWER TO DISPOSE OF:
    1.  2,200 SHARES OWNED BY VICINO FAMILY HOLDINGS, INC.
    2.  36,650 SHARES OWNED BY VICINO FAMILY LIMITED PARTNERSHIP AND
    3.  1,350 SHARES OWNED BY DEBORAH KLAMERUS ttee U/A DTD 6/24/1998

c.  N/A

d. OTHER THAN IN HER PERSONAL SHARES, VICINO FAMILY HOLDINGS, INC. VICINO FAMILY LIMITED PARTNERSHIP AND FRANK T. VICINO JR. SHARE THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY DEBORAH KLAMERUS.

e.  N/A.

8.  DEBORAH KLAMERUS ttee U/A DTD 6/24/1998

a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 1,350. PERCENTAGE:
    0.2%.

b.  SOLE POWER TO VOTE OR DIRECT VOTE: 0 SHARED POWER TO VOTE OR DIRECT VOTE:
    1,350 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
    SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 1,350.

c.  N/A

d. DEBORAH KLAMERUS HAS THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, AND THE DISPOSITION OF THE PROCEEDS FROM THE SALE OF, THE SHARES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE DEBORAH KLAMERUS ttee U/A DTD 6/24/1998 TRUST.

e.  N/A.

9.  F.T. VICINO JR. ttee U/A DTD 9/26/1997
a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 4,350. PERCENTAGE:
    0.7%.

b.  SOLE POWER TO VOTE OR DIRECT VOTE: 0 SHARED POWER TO VOTE OR DIRECT VOTE:
    4,350 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
    SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 4,350.

c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

a. FRANK T. VICINO JR. HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE F.T. VICINO JR. ttee U/A DTD 9/26/1997 TRUST.

b.  N/A.

10. F.T. VICINO ttee U/A DTD 9/26/1997

a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 4,425. PERCENTAGE:
    0.7%.

b.  SOLE POWER TO VOTE OR DIRECT VOTE: 0 SHARED POWER TO VOTE OR DIRECT VOTE:
    4,425 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
    SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 4,425.

c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

d. FRANK T. VICINO JR. HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY THE TRUST AS TRUSTEE OF THE F.T. VICINO JR. ttee U/A DTD 9/26/1997 TRUST.

e.  N/A.

11. FRANK T. VICINO JR

a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 87,325. PERCENTAGE:
    13.6%.

b.  SOLE POWER TO VOTE OR DIRECT VOTE: 39,700 SHARED POWER TO VOTE OR DIRECT
    VOTE: 47,625 SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
    SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 87,625. FRANK VICINO JR HAS THE POWER TO DISPOSE OF:
    1.  4,425 SHARES OWNED BY F.T. VICINO ttee U/A DTD 9/26/1997;
    2.  4,350 SHARES OWNED BY F.T. VICINO JR ttee U/A DTD 9/26/1997;
    3.  2,200 SHARES OWNED BY VICINO FAMILY HOLDINGS, INC. AND
    4.  36,650 SHARES OWNED BY VICINO FAMILY LIMITED PARTNERS.

c.  SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

d. OTHER THAN IN HIS PERSONAL SHARES, VICINO FAMILY HOLDINGS, INC. VICINO FAMILY LIMITED PARTNERSHIP, DEBORAH KLAMERUS, F.T. VICINO ttee U/A DTD 9/26/1997 AND F.T. VICINO JR ttee U/A DTD 9/26/1997 HAVE THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SUCH SECURITIES BENEFICIALLY OWNED BY FRANK T. VICINO.

e.  N/A.

12. DEBORAH DEE VICINO
a.  THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED IS: 19,950. PERCENTAGE:
    3.1%.

b.  SOLE POWER TO VOTE OR DIRECT VOTE:19,950

    SHARED POWER TO VOTE OR DIRECT VOTE: 0
    SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION: 0
    SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION: 19,950.

c. SEE SUBSECTION C ABOVE UNDER ALLEN A. BLASE.

d. N/A

e. N/A.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

ON OR ABOUT DECEMBER 23, 1997, THE REPORTING PERSONS HEREIN ENTERED INTO AN AGREEMENT WHEREBY ALLEN A. BLASE WOULD MANAGE THEIR INVESTMENT ACCOUNT ON A NON EXCLUSIVE BASIS FOR THE PURPOSE OF ACCUMULATING AMONG OTHER THINGS WESTMORELAND COAL 1/4 PREFERRED STOCK .

ITEM  7.     MATERIALS  TO  BE  FILED  AS  EXHIBITS.

None.

                                       SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATED: March 17, 2009
                               REPORTING PERSONS:

                               /S/ ALLEN A. BLASE
                                ------------------------
                                 Name: ALLEN A. BLASE
                               Title: SHAREHOLDER

                               /S/ FRANK VICINO SR
                                ----------------------------
                              Name: FRANK VICINO SR
                               Title: SHAREHOLDER
                                FRANK VICINO SR, INDIVIDUALLY AND
                                AS TRUSTEE FOR THE FRANK VICINO SR
                                 REVOCABLE TRUST

                                /S/ ROSEMARY ANN VICINO
                                ----------------------------
                                Name: ROSEMARY ANN VICINO
                                Title: SHAREHOLDER
                                ROSEMARY ANN VICINO,
                                AS TRUSTEE FOR THE ROSEMARY ANN VICINO
                                REVOCABLE TRUST DTD 12/28/2001

                              /S/ DEBORAH KLAMERUS
                                ----------------------------
                                Name: DEBORAH KLAMERUS
                               Title: SHAREHOLDER
                                DEBORAH KLAMERUS,INDIVIDUALLY AND AS TRUSTEE
                                FOR THE DEBORAH KLAMERUS ttee U/A DTD
                                06/24/1998

                                /s/ DEBORAH DEE VICINO
                                -----------------------------
                                Name: DEBORAH DEE VICINO
                               Title: SHAREHOLDER

                                /S/ FRANK T. VICINO JR
                                --------------------------
                                Name: FRANK T. VICINO JR
                               Title: SHAREHOLDER
                                FRANK T. VICINO, INDIVIDUALLY, AS PRESIDENT OF VICINO FAMILY HOLDINGS, INC., AS TRUSTEE FOR F.T. VICINO ttee U/A DTD 9/26/1997, AS TRUSTEE FOR F.T. VICINO JR. ttee U/A DTD 9/26/1997 AND ON BEHALF OF VICINO FAMILY HOLDINGS, INC., GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP.

                                    EXHIBIT 1

                      AGREEMENT TO FILING STATEMENT JOINTLY
                     -------------------------------------

THE UNDERSIGNED PARTIES HEREBY CERTIFY THAT THE FOREGOING IN FILED ON BEHALF OF EACH ONE OF THEM INDIVIDUALLY, PURSUANT TO 13d-1(k)(1)(iii).


                            By:
                                 /S/ ALLEN A. BLASE
                                 ------------------------
                                 Name: ALLEN A. BLASE
                               Title: SHAREHOLDER

                               /S/ FRANK VICINO SR
                                ----------------------------
                              Name: FRANK VICINO SR
                               Title: SHAREHOLDER
                                FRANK VICINO SR, INDIVIDUALLY AND
                                AS TRUSTEE FOR THE FRANK VICINO SR
                                 REVOCABLE TRUST

                                /S/ ROSEMARY ANN VICINO
                                ----------------------------
                                Name: ROSEMARY ANN VICINO
                                Title: SHAREHOLDER
                                ROSEMARY ANN VICINO,
                                AS TRUSTEE FOR THE ROSEMARY ANN VICINO
                                REVOCABLE TRUST DTD 12/28/2001

                              /S/ DEBORAH KLAMERUS
                                ----------------------------
                                Name: DEBORAH KLAMERUS
                               Title: SHAREHOLDER
                                DEBORAH KLAMERUS,INDIVIDUALLY AND AS TRUSTEE
                                FOR THE DEBORAH KLAMERUS ttee U/A DTD
                                06/24/1998

                                /s/ DEBORAH DEE VICINO
                                -----------------------------
                                Name: DEBORAH DEE VICINO
                               Title: SHAREHOLDER

                                /S/ FRANK T. VICINO JR
                                --------------------------
                                Name: FRANK T. VICINO JR
                               Title: SHAREHOLDER
                                FRANK T. VICINO, INDIVIDUALLY, AS PRESIDENT OF VICINO FAMILY HOLDINGS, INC., AS TRUSTEE FOR F.T. VICINO ttee U/A DTD 9/26/1997, AS TRUSTEE FOR F.T. VICINO JR. ttee U/A DTD 9/26/1997 AND ON BEHALF OF VICINO FAMILY HOLDINGS, INC., GENERAL PARTNER OF VICINO FAMILY LIMITED PARTNERSHIP.